Exhibit 99.1

IRIDEX Announces Preliminary Revenues for 2016 Third Quarter

Mountain View, CA.—October 11, 2016—IRIDEX Corporation (Nasdaq: IRIX) today reported preliminary revenues of approximately $9.6 to $9.7 million for the third quarter ended October 1, 2016 compared to prior revenue guidance of $11.0 to $11.3 million. While demand for the Company’s new flagship Cyclo G6™ laser platform for glaucoma remained strong, revenues of certain retina products were below expectations although the Company ended the third quarter with a record high in back orders.

•	G6 Platform Update—For the 2016 third quarter, the Company sold approximately 90 Cyclo G6™ glaucoma laser systems and shipped approximately 7,000 G6 probes. “The G6 platform continues to outperform our expectations in terms of both systems sold and disposable probe utilization. The G6 platform is rapidly transforming our business and the treatment of glaucoma as evidenced by continued strong market acceptance of our products and clinical feedback from our customers,” stated William A. Moore, President and CEO.

•	Retina Products—In the last several weeks of the 2016 third quarter, the Company experienced back orders for certain retina products as the Company evaluated potential supply chain and sales force training issues. “Our team is focused on providing our customers with products of high quality and reliability. We anticipate that we will resolve these issues and work through our back orders in the near term,” stated Mr. Moore.

The Company expects to release its full results for the third quarter in early November 2016.

Recent Business Highlights

•	American Association of Ophthalmology (AAO) Conference—IRIDEX will deliver a robust summary of the clinical and economic advantages of the Company’s MicroPulse® technology at the upcoming AAO Conference, including presentations by leading physicians from around the world regarding its glaucoma and retina product offerings.

•	U.S. Sales Team—In the last few weeks, IRIDEX has expanded the Company’s U.S. sales team by two individuals.

•	FDA Authorization of New G6 Probe—The Company recently received FDA authorization for a new disposable probe for its G6 platform. IRIDEX believes this will be the first illuminated probe for the treatment of late stage glaucoma.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately

70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning its anticipated revenues for the quarter ended October 1, 2016, demand for the G6 platform, FDA authorization for the G6 platform, the causes of back orders with certain retina products and the Company’s expectations to resolve those issues and ship its back orders, and the timing of the release of the Company’s full financial results for 2016 third quarter. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors, including: accounting adjustments made by the Company in the process of closing the 2016 third quarter; the Company’s ongoing evaluation of the causes of the issues experienced in the 2016 third quarter; quality and control and production issues; defects in product design; risks associated with international sales; general economic and political conditions globally or regionally; business and economic conditions in the industries in which the Company operates; the ability to develop new products; the ability of new and existing products to achieve and maintain market acceptance; increases in and effects of competition; uncertainty regarding healthcare reform measures and changes in third-party coverage and reimbursement policies; changes in collaborative relationships; changes in unit pricing of products; changes in sales force or distributor relationships; any failure to manage growth in the Company’s business, including growth through acquisitions; any failure to maintain or successfully protect intellectual property rights; any loss of key personnel; any failure to accurately forecast demand for the Company’s products; reliance on sole and limited source suppliers; the impact of FDA, environmental and other regulations on business; any failure to comply with regulatory and legal requirements; loss of reputation, including as a result of any misuse of products; any recalls of products; and product liability and other legal claims. Please see a detailed description of these and other risks contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:
Atabak Mokari	Matt Clawson
CFO & VP, Corporate Development	Pure Communications
650-940-4700	949-370-8500
matt@purecommunicationsinc.com